EXHIBIT 99.1


          PEOPLE'S LIBERATION ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

                        o Net sales of over $11.0 million
               o Gross Margin improvement to 50.4% for the quarter
 o Net income for the third quarter increased to approximately $850,000, a $1.7 million improvement from the prior year

LOS ANGELES--(BUSINESS WIRE)--People's Liberation, Inc. (OTCBB:PPLB - NEWS), the designer, marketer and seller of high-end casual apparel under the brand names William Rast, People's Liberation, and in the United States, J. Lindeberg, today announced financial results for the third quarter ended September 30, 2009.

THREE MONTHS ENDED SEPTEMBER 30, 2009

Net sales for the third quarter of 2009 were $11.01 million compared with net sales of $10.98 million for the third quarter of 2008. The increase in net sales was primarily a result of increased sales of People's Liberation's branded apparel pursuant to the Company's exclusive distribution arrangement with retailer Charlotte Russe and increased retail sales of J. Lindeberg branded apparel. The Company is in litigation with Charlotte Russe in relation to the exclusive distribution agreement. As a result of the Company's dispute with Charlotte Russe, the Company believes that Charlotte Russe will cease to purchase People's Liberation branded apparel from the Company for the remainder of 2009 and beyond.

Gross margin improved to 50.4% from 49.0% in the third quarter of 2008. The 140-basis-point improvement was mainly driven by a shift in manufacturing of denim products from contract manufacturers in Los Angeles to less costly full package suppliers in Mexico.

Total operating expenses for the third quarter of 2009 decreased 25.8% to $4.6 million, compared to $6.2 million, a year ago. The improvement was driven primarily by decreased design and sample costs related to the Company's restructured design services agreement and decreased promotion and marketing costs.

Net income for the third quarter of 2009 was $0.9 million, compared to a net loss of $0.9 million in the third quarter of 2008. Net income attributable to common stockholders for the third quarter of 2009 was $0.6 million, compared with a net loss attributable to common stockholders of $1.5 million in the third quarter of 2008.

"Given the continued weakness in the global economy, we are extremely pleased to have delivered strong net sales and earnings results for the third quarter of 2009," said the Company's Chief Executive Officer, Colin Dyne. "We have reacted in a strategic manner to these challenges by focusing on managing our inventory and expenses, and we have continued to strengthen our product offerings for our brands. In light of our recent litigation with Charlotte Russe, we are putting cost cutting measures into place to mitigate the anticipated loss of revenue derived from sales of People's Liberation branded apparel to Charlotte Russe. We are continuing our retail rollout strategy for our William Rast and J. Lindeberg brands which will be complete over the next several years and include an estimated forty new stores.

NINE MONTHS ENDED SEPTEMBER 30, 2009

For the first nine months of 2009, net sales increased 15.6% to $28.5 million from $24.6 million in the same period in the prior year. Gross profit increased 13.7% to $13.6 million, or 47.9% of net sales, in the first nine months of 2009, from $12.0 million, or 48.7% of net sales, in the first nine months of 2008.

Net income for the first nine months of 2009 was $0.2 million, compared to net loss of $0.7 million in the first nine months of 2008. This increase was due primarily to increased net sales and gross margin, offset by increased operating expenses. Net loss attributable to common stockholders for the first nine months of 2009 was $0.5 million, or $(0.01) per diluted share, compared to a net loss attributable to common stockholders of $1.9 million, or $(0.05) per diluted share, for the comparable period in 2008.

As of September 30, 2009, the Company had cash and cash equivalents of $1.3 million, working capital of approximately $3.0 million and factor availability of $1.6 million.

OUTLOOK - RECENT DEVELOPMENTS

         o The Company launched its retail expansion plan for its William Rast brand, with the opening of two new full-price retail stores at the Westfield Century City Shopping Mall in Los Angeles, California, and the Westfield Valley Fair Shopping Mall in San Jose, California, and an outlet store at the Desert Hills Premium Outlets in Cabazon, California. The
                  retail expansion is part of the Company's plan to roll-out approximately forty retail stores in major metropolitan locations over the next several years. In November 2009, the Company entered into two new leases for a William Rast retail store and a J. Lindeberg retail store, both to be located in Miami, Florida, which are expected to open in the second quarter of 2010.

         o During the third quarter, the Company commenced litigation against Charlotte Russe and certain of its affiliates in relation to Charlotte Russe's purported termination of its exclusive distribution agreement. The Company is seeking compensatory damages of no less than $59,000,000, punitive damages, preliminary and permanent injunctions enjoining Charlotte Russe and the other defendants from engaging in acts which diminish the value of the People's Liberation brand, and an award of attorneys' fees and costs incurred in relation to each cause of action. Charlotte Russe has filed a complaint against the Company seeking restitution of all consideration paid to the Company under the distribution agreement, compensatory and punitive damages, and an award of attorneys' fees and costs incurred in relation to each cause of action. The Company intends to vigorously pursue the Charlotte Russe action and to vigorously defend any actions brought forth by Charlotte Russe.

CONFERENCE CALL

The management team will host a pre-recorded conference call to discuss these results today at 4:30 p.m. EST, 1:30 p.m. PST.

To access the pre-recorded conference call in listen-only mode, please dial 877-941-2068 for domestic calls and 480-629-9712 for international calls. The call will be broadcast over the Internet via www.pplbusa.com. A replay of the call will be available through November 30, 2009. To access the telephone replay, participants should dial (888) 406-7325 for domestic calls and
(303)590-3030  for  international  calls.  The  access  code for the  replay is:
4183085. A replay of the web cast will also be available following the conference call on the Company's website at http://pplbusa.com/investors.html for 90 days.

ABOUT PEOPLE'S LIBERATION, INC.

Los Angeles-based People's Liberation markets and sells high-end casual apparel under the brand names "People's Liberation," "William Rast" and, in the United States, "J. Lindeberg." The majority of the merchandise the Company offers consists of premium denim, knits, wovens, golf wear and outerwear for men and women. In the United States, William Rast and J. Lindeberg branded products are distributed to boutiques, specialty stores and better department stores, such as Nordstrom, Bloomingdales, Saks Fifth Avenue and Neiman Marcus. In the United States, the People's Liberation apparel line is distributed exclusively through Charlotte Russe retail stores. The Company also markets and sells J. Lindeberg branded collection and golf apparel through its retail stores in New York City and Los Angeles, and J. Lindeberg golf wear to green grass golf stores and boutiques in the United States. The Company also operates three William Rast retail stores in Los Angeles, San Jose and Cabazon, California. Internationally, William Rast products are sold directly and through distributors to better department stores and boutiques in select countries. The Company also sells merchandise on its websites, www.williamrast.com and the America section of www.jlindebergusa.com.

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the Company's belief that as a result of the Company's dispute with Charlotte Russe, Charlotte Russe will cease to purchase People's Liberation branded apparel from the Company for the remainder of 2009 and beyond and the Company's plan to continue a rollout of approximately forty retail stores in major metropolitan locations over the next several years. Factors which could cause actual results to differ materially from these forward-looking statements include the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:
People's Liberation
Darryn Barber, President and CFO
213-745-2123
or
Addo Communications, Inc.
IR Contact
Patricia Dolmatsky/Andrew Greenebaum
310-829-5400

                            PEOPLE'S LIBERATION, INC.
                           CONSOLIDATED BALANCE SHEETS
                                                                           September 30,   December 31,
                                                                               2009            2008
                                                                           ------------    ------------
                                                                            (Unaudited)
                                  Assets
Current Assets:
   Cash and cash equivalents ...........................................   $  1,281,694    $  1,888,718
   Restricted cash .....................................................        167,000            --
   Due from factor .....................................................      1,533,919            --
   Accounts receivable, net of allowance for doubtful accounts .........        358,899       1,307,922
   Inventories .........................................................      2,908,865       4,925,438
   Prepaid expenses and other current assets ...........................        430,049         247,672
                                                                           ------------    ------------
     Total current assets ..............................................      6,680,426       8,369,750

Property and equipment, net of accumulated depreciation and amortization      1,102,004         837,351
Trademarks, net of accumulated amortization ............................        612,000         600,609
Intangible asset .......................................................        428,572         428,572
Other assets ...........................................................        467,881         444,266
                                                                           ------------    ------------
Total assets ...........................................................   $  9,290,883    $ 10,680,548
                                                                           ============    ============

                   Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable and accrued expenses ...............................   $  3,251,181    $  3,801,080
   Due to factor .......................................................           --           170,369
   Customer deposits ...................................................           --         1,000,000
   Due to member .......................................................        451,918         427,623
   Income taxes payable ................................................           --            17,789
                                                                           ------------    ------------
     Total current liabilities .........................................      3,703,099       5,416,861
                                                                           ------------    ------------

Stockholders' equity:
   Common stock, $0.001 par value, 150,000,000 shares authorized;
     36,002,563 shares issued and outstanding at September 30, 2009
     and December 31, 2008 .............................................         36,002          36,002
   Additional paid-in capital ..........................................      8,070,657       7,951,960
   Accumulated deficit .................................................     (6,862,855)     (6,349,151)
                                                                           ------------    ------------
      Total stockholders' equity .......................................      1,243,804       1,638,811
                                                                           ------------    ------------

Noncontrolling interest ................................................      4,343,980       3,624,876
                                                                           ------------    ------------
      Total equity .....................................................      5,587,784       5,263,687
                                                                           ------------    ------------
Total liabilities and stockholders' equity .............................   $  9,290,883    $ 10,680,548
                                                                           ============    ============

                            PEOPLE'S LIBERATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                             Three Months Ended             Nine months Ended
                                                                September 30,                  September 30,
                                                        ---------------------------    ----------------------------
                                                            2009           2008            2009            2008
                                                        ------------   ------------    ------------    ------------
Net sales ...........................................   $ 11,005,915   $ 10,982,733    $ 28,485,857    $ 24,645,117
Cost of goods sold ..................................      5,456,478      5,599,914      14,847,292      12,654,649
                                                        ------------   ------------    ------------    ------------
Gross profit ........................................      5,549,437      5,382,819      13,638,565      11,990,468
                                                        ------------   ------------    ------------    ------------

Selling, design and production expenses .............      2,659,481      4,283,382       7,703,663       8,192,660
General and administrative expenses .................      1,970,929      1,955,528       5,539,017       4,388,657
                                                        ------------   ------------    ------------    ------------

 Total operating expenses ...........................      4,630,410      6,238,910      13,242,680      12,581,317
                                                        ------------   ------------    ------------    ------------

Income (loss) from operations .......................        919,027       (856,091)        395,885        (590,849)
                                                        ------------   ------------    ------------    ------------

Interest expense, net ...............................         59,653         45,115         160,505          89,523
Other income ........................................           --          (10,160)           --           (16,272)
                                                        ------------   ------------    ------------    ------------
  Total other expense ...............................         59,653         34,955         160,505          73,251
                                                        ------------   ------------    ------------    ------------

Income (loss) before income taxes and noncontrolling
interest in subsidiaries' earnings ..................        859,374       (891,046)        235,380        (664,100)
                                                        ------------   ------------    ------------    ------------

Provision for income taxes ..........................          8,190          6,000          29,980          20,190
                                                        ------------   ------------    ------------    ------------

Net income (loss) ...................................        851,184       (897,046)        205,400        (684,290)
                                                        ------------   ------------    ------------    ------------

Noncontrolling interest in subsidiaries' earnings ...        262,065        562,805         719,104       1,169,958
                                                        ------------   ------------    ------------    ------------

Net income (loss) attributable to common
stockholders ........................................   $    589,119   $ (1,459,851)   $   (513,704)   $ (1,854,248)
                                                        ============   ============    ============    ============


Basic and diluted income (loss) per common share ....   $       0.02   $      (0.04)   $      (0.01)   $      (0.05)

Basic weighted average common shares outstanding ....     36,002,563     36,002,563      36,002,563      36,002,563

Diluted weighted average common shares outstanding ..     36,080,371     36,002,563      36,002,563      36,002,563